                                                                    EXHIBIT 5(p)




                     GOLDMAN SACHS EQUITY PORTFOLIOS, INC.
                                  32 Old Slip
                           New York, New York 10005

                                                            June 1, 1995



Goldman Sachs Asset Management
a separate operating division of Goldman, Sachs & Co.
32 Old Slip
New York, NY 10005


                           ADMINISTRATION AGREEMENT
                           ------------------------
                       GOLDMAN SACHS MID CAP EQUITY FUND


Dear Sirs:

Goldman Sachs Equity Portfolios, Inc. (the "Company") has been organized as a corporation under the laws of Maryland to engage in the business of an investment company. The shares of common stock of the Company ("Shares") may be divided into multiple series ("Series"), including the Goldman Sachs Mid Cap Equity Fund (the "Fund"). Each Series will represent the interests in a separate portfolio of securities and other assets. Each series may be terminated, and additional Series established, from time to time by action of the Board of Directors. The Company on behalf of the Fund has selected you to act as the administrator of the Fund and to provide certain services, as more fully set forth below, and you are willing to act as such administrator and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Company agrees with you as follows:

1.   ADMINISTRATIVE SERVICES

      (a) Subject to the general supervision of the Board of Directors of the Company, you will provide certain administrative services to the Fund. You will, to the extent such services are not required to be performed by others pursuant to the custodian agreement (or the transfer agency agreement to the extent that a person other than you is serving thereunder as the Company's transfer agent), (i) provide supervision of all aspects of the Fund's operations not referred to in paragraph 2(a) of the current Investment Advisory Agreement between the Company and you; (ii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Company's expense, (a) the preparation for the Fund of all required tax returns, (b) the preparation and submission of reports to existing shareholders and (c) the periodic updating of the Fund's prospectus and statement of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities; (iv) maintain all of the Fund's records' and (v) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

      (b) You will also provide to the Company's Board of Directors such periodic and special reports as the Board may reasonably request. You shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

      (c) You will notify the Company of any change in your membership within a reasonable time after such change.

      (d) Your services hereunder are not deemed exclusive and you shall be free to render similar services to others so long as your services under this Agreement are not impaired thereby.

2.   ALLOCATION OF CHARGES AND EXPENSES

      You will pay all costs incurred by you in connection with the performance of your duties under paragraph 1. You will pay the compensation and expenses of all personnel of yours and will make available, without expense to the Fund, the services of such of your partners, officers and employees as may duly be elected officers or Directors of the Company, subject to their individual consent to serve and to any limitations imposed by law. You will not be required to pay any expenses of the Fund other than those specifically allocated to you in this paragraph 2. In particular, but without limiting the generality of the foregoing, you will not be required to pay: (i) fees and expenses of any investment adviser of the Fund; (ii) organization expenses of the Fund; (iii) fees and expenses incurred by the Company in connection with membership in investment company organizations; (iv) brokers' commissions; (v) payment for portfolio pricing services to a pricing agent, if any; (vi) legal, auditing or accounting expenses (including an allocable portion of the cost of your employees rendering legal and accounting services to the
      Fund); (vii) taxes or governmental fees; (viii) the fees and expenses of the transfer agent of the Company; (ix) the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of Shares of the Fund; (x) the expenses of and fees for registering or qualifying Shares for sale and of maintaining the registration of the Fund and registering the Company as a broker or a dealer; (xi) the fees and expenses of Directors of the Company who are not affiliated with you; (xii) the cost of preparing and distributing reports and notices to shareholders, the Securities and Exchange Commission and other regulatory authorities; (xiii) the fees or disbursements of custodians of the Company's assets, including expenses incurred in the performance of any obligations enumerated by the Articles of Incorporation or By-Laws of the Company insofar as they govern agreements with any such custodian; or (xiv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Fund.

3.    COMPENSATION OF THE ADMINISTRATOR

      (a) For all services to be rendered and payments made as provided in paragraphs 1 and 2 hereof, the Company on behalf of the Fund will pay you on the last day of each month a fee at an annual rate equal to .25% per annum of the average daily net assets of the Fund.
            The "average daily net assets" of the Fund shall be determined on the basis set forth in the Fund's prospectus or otherwise consistent with the investment Company Act of 1940, as amended (the '"1940 Act") and the regulations promulgated thereunder.

      (b) If, in any fiscal year, the sum of the Fund's expenses (including the fee payable pursuant to this paragraph 3, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities, distribution expenses and extraordinary expenses such as for litigation) exceeds the expense limitations, if any, applicable to the Fund imposed by state securities administrators, as such limitations may be modified from time to time, you shall reimburse the Fund in the amount of 15/70ths of such excess to the extent required by such expense limitations, provided that the amount of such reimbursement shall not exceed the amount of your fee during such fiscal year.

      (c) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

4.    LIMITATION OF LIABILITY OF ADMINISTRATOR AND FUND

      You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Company or the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent. The Fund shall not be liable for any claims against any other Series of the Company.

5.    DURATION AND TERMINATION OF THIS AGREEMENT

      This Agreement shall remain in force until June 1, 1997 and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company. This Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty by the Company or by you.

6.    AMENDMENT OF THIS AGREEMENT

      No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7.  GOVERNING LAW

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.    MISCELLANEOUS

      The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Company, whereupon this letter shall become a binding contract.


Yours very truly,

                    GOLDMAN SACHS EQUITY PORTFOLIOS, INC.
            (ON BEHALF OF THE GOLDMAN SACHS MID CAP EQUITY FUND)



Attest: Michael J. Richman                By:  Marcia L. Beck
        -----------------------------        --------------------------------
        Michael J. Richman                Marcia L. Beck
        Secretary of the Company          President of the Company


The foregoing Agreement is hereby accepted as of the date thereof.


                      GOLDMAN SACHS ASSET MANAGEMENT
           A SEPARATE OPERATING DIVISION OF GOLDMAN, SACHS & CO.



Attest:  Michael J. Richman               By:   David B. Ford
        -----------------------------        --------------------------------
        Michael J. Richman                   David B. Ford
        Counsel to the Funds Group           Partner